EXHIBIT 10.13

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT to that certain Employment Agreement by and between CHOICEPOINT INC. (“ChoicePoint”) and CAROL A. DIBATTISTE (the “Executive”), dated as of April 25, 2005 (the “Agreement”), is made and entered into by ChoicePoint and Executive this 27 day of February, 2007, in consideration of the mutual promises contained herein and the respective benefits to the parties, the receipt and sufficiency of which is hereby acknowledged.

The Agreement is amended effective September 26, 2006, as follows:

1.

Paragraph 2(a) of the Agreement is hereby amended by changing Executive’s title to “General Counsel and Chief Privacy Officer.”

2.

Exhibit A to the Agreement, which contains Executive’s duties, is hereby amended by deleting said Exhibit A in its entirety and replacing it with the attached Exhibit A.

3.

The remaining provisions of the Agreement are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have executed this Amendment.

CHOICEPOINT INC.

By:	/s/ Steven W. Surbaugh

/s/ Carol A. DiBattiste
Carol A. DiBattiste

EXHIBIT A

Duties and Responsibilities of the Executive

(Effective September 26, 2006)

Title: General Counsel and Chief Privacy Officer

Duties:

Carol A. DiBattiste (“Executive”) shall be responsible for the management of ChoicePoint Inc. (“Company”) as indicated below in her capacity as General Counsel and Chief Privacy Officer. The duties set forth below may be modified by the Employer in accordance with the terms of the Employment Agreement, dated as of April 25, 2005, between the Employer and Executive.

Executive will be subject to the day-to-day direction of the Company’s Chief Administrative Officer, President and Chief Operating Officer and Chairman and Chief Executive Officer, but will ultimately report on privacy matters to the Privacy and Public Responsibility Committee of the Company’s Board of Directors. Executive’s primary responsibilities are to organize and direct the Company’s legal and privacy activities to protect the Company’s interests from a legal perspective assuring compliance with all applicable laws, rules and regulations. Additional responsibilities are to provide legal counsel and guidance on all corporate governance and legal matters, leadership and direction to the overall customer credentialing process, the Company’s legal and regulatory compliance process, with respect thereto, and to represent the Company on issues and in forums related to privacy. In addition, the Executive is expected to provide general advice and counsel to the President & Chief Operating Officer, the Chairman & Chief Executive Officer and to the Board of Directors. The primary duties of the Executive are:

1.	Developing and implementing long-range and short-range plans for Executive’s independent oversight of the Company’s:

•	legal and regulatory compliance processes and functions,

•	customer credentialing processes and functions,

•	privacy policies and functions, and

periodically submitting such objectives, policies and plans to the Board of Directors for its general review and approval, as prescribed by Company policy and the By-laws and reporting of matters to regulatory bodies, where appropriate, pursuant to Company policy and all regulations and laws.

2.

Organizes and directs the Company’s legal activities to protect the Company’s interests from a legal perspective with a view to assuring the Company’s compliance with all applicable laws, rules, and regulations. Provides legal counsel and guidance to the

Directors and officers of the Company and, as appropriate, to employees on all corporate governance and legal matters involving the Company

3.	Under direction of Chief Administrative Officer, reviews legal implications and prepares legal documentation for negotiations pertaining to mergers, joint ventures, acquisitions of businesses, or the sale of the Company’s assets pursuant to Company policy and the By-Laws. Prepares and reviews proposed contracts, leases, formal agreements, and other legal instruments to safeguard the Company’s interests.

4.	Handles the registration, renewal, and protection of the Company’s intellectual property rights including trademarks, copyrights, patents, and trade secrets. Acts as custodian for corporate records including contracts and leases.

5.	Prepares and manages annual operating budgets and reports performance vs. budget (financial and nonfinancial) metrics to the President and Chief Operating Officer for the departments being supervised.

6.	Under direction of the President and Chief Operating Officer, at specified intervals, submitting policy, operational and compliance updates to be reviewed by the Privacy and Public Responsibility Committee of the Company’s Board of Directors.

7.	Developing strategy for the Company’s liaisons with, and/or participation in, industry and other non-governmental organizations having an interest in customer credentialing, compliance and privacy issues.

8.	Providing leadership, direction and management directly, or through reporting executives, for the development, deployment, testing and periodic analysis of the Company’s customer credentialing procedures and processes, the Company’s legal and regulatory compliance procedures and processes with respect thereto and the Company’s privacy protection procedures and processes.

9.	Developing senior level talent for the legal department and office of Credentialing, Compliance and Privacy and planning for succession, compensation, and executive retention.

10.	Establishing and maintaining executive level customer account relationships, as requested, for the benefit of the Company.